Rule 424(b)(2)
                                          File Nos. 333-131707 and 333-131707-03

                                                                  Rule 424(b)(2)
                                          File Nos. 333-131707 and 333-131707-03


PRICING SUPPLEMENT NO. 126 DATED MAY 14, 2007
     (To Prospectus Dated February 9, 2006 and Prospectus Supplement Dated February 13, 2006)


                        COUNTRYWIDE FINANCIAL CORPORATION
                           Medium-Term Notes, Series B
                   Due Nine Months or More From Date of Issue
                     Payment of Principal, Premium, if any,
              and Interest Fully and Unconditionally Guaranteed by
                          COUNTRYWIDE HOME LOANS, INC.
                                Fixed Rate Notes



Trade Date:                May 14, 2007       Book Entry:    |X|
Public Offering Price:     100.00%            Certificated:  |_|
Agent Discount:            0.503%             Principal Amount:      $915,000.00
Purchase Price:            99.497%            Net Proceeds:          $910,397.55
Original Issue Date:       May 18, 2007       Specified Currency:   U.S. Dollars
Stated Maturity Date:      May 17, 2010
Interest Rate:             5.05%



Exchange Rate Agent:       N/A

Agent:                     Countrywide Securities Corporation

Minimum Denomination:      $1,000


     Interest Payment Dates: Quarterly on the 15th of February, May, August, and November, commencing August 15, 2007

     Record Dates: The 1st of February, May, August, and November preceding the applicable Interest Payment Date


Redemption:                                               Repayment:

     Check box opposite applicable paragraph: Check box opposite applicable paragraph:
     |X| The Notes cannot be redeemed prior to maturity. |X| The Notes cannot be repaid prior to maturity.
     | | The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.
Initial Redemption Date:                              Optional Repayment Dates:
Initial Redemption Percentage:
Annual Redemption Percentage Reduction, if any:

Estate Option:  Check box if the Estate Option is applicable  |X|

Additional/Other Terms:

         The Notes to which this Pricing Supplement relates will constitute unsecured and unsubordinated indebtedness of Countrywide Financial Corporation and will rank equally with other unsecured and unsubordinated indebtedness of Countrywide Financial Corporation. As of March 31, 2007, Countrywide Financial Corporation, on an unconsolidated basis, had $21,130,214,000 aggregate carrying value of unsecured and unsubordinated indebtedness outstanding (excluding guarantees), which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Financial Corporation and will rank equally with the Notes to which this Pricing Supplement relates, $2,523,556,000 aggregate carrying value of unsecured and subordinated indebtedness outstanding and $235,913,000 of intercompany notes payable. As of that date, Countrywide Home Loans, Inc., on an unconsolidated basis, had $10,461,012,000 aggregate carrying value of unsecured and unsubordinated indebtedness outstanding (excluding guarantees), including $0 of intercompany borrowings, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans, Inc. and will rank equally with the Guarantees to which this Pricing Supplement relates.


         You should rely only on the information contained or incorporated by reference in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus. Countrywide Financial Corporation and Countrywide Home Loans have not, and the Agent has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Countrywide Financial Corporation and Countrywide Home Loans are not, and the Agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         You should assume that the information appearing in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus is accurate as of the date on the front cover of this Pricing Supplement only. The business, financial condition, results of operations and prospects of Countrywide Financial Corporation and Countrywide Home Loans may have changed since that date.